Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

BETWEEN AND AMONG

ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.

MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.

NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.

AND

DOLPHIN MEDICAL INC.

DOLPHIN MEDICAL OF SCOTTSDALE LLC

THE ONCOLOGY CENTER AT RIVERSIDE, LLC

GREENBELT CANCER CENTER LLC

AND

THE VALLEY CANCER CENTER OF HOLYOKE, LLC

DATED: JUNE     , 2005

GARFUNKEL, WILD & TRAVIS, P.C.

111 Great Neck Road, Suite 503

Great Neck, New York 11021

(516) 393-2200

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June     , 2005 (the “Agreement”), is between and among Dolphin Medical Inc., a Delaware corporation (“Dolphin Parent”); Dolphin Medical of Scottsdale LLC, a Delaware limited liability company (“Dolphin Scottsdale”); The Oncology Center at Riverside, LLC, a Delaware limited liability company (“Dolphin Belcamp”); Greenbelt Cancer Center LLC, a Delaware limited liability company (“Dolphin Greenbelt”); The Valley Cancer Center of Holyoke, LLC, a Delaware limited liability company (“Dolphin Holyoke”); Arizona Radiation Therapy Management Services, Inc., an Arizona corporation (the “Arizona Buyer”); Maryland Radiation Therapy Management Services, Inc., a Maryland corporation (the “Maryland Buyer”); and New England Radiation Therapy Management Services, Inc., a Massachusetts corporation (the “Massachusetts Buyer”). Each of Arizona Buyer, Maryland Buyer and Massachusetts Buyer shall be referred to herein individually as (a “Buyer”) and collectively as the “Buyers.” Each of Dolphin Parent, Dolphin Scottsdale, Dolphin Belcamp, Dolphin Greenbelt and Dolphin Holyoke shall be referred to herein individually as a “Seller” and, collectively, as (the “Sellers”).

RECITALS

1. Dolphin Scottsdale is engaged in the business of owning, operating and managing a radiation oncology facility located at 7337 East Thomas Road, Scottsdale, Arizona 85251 (the “Scottsdale Facility”). Dolphin Belcamp is engaged in the business of owning, operating and managing a radiation oncology facility located at 1200 Brass Mill Road, Belcamp, Maryland (the “Belcamp Facility”). Dolphin Greenbelt is engaged in the business of owning, operating and managing a radiation oncology facility located at 7503 Greenway Center, Greenbelt, Maryland 20770 (the “Greenbelt Facility”). Dolphin Holyoke is engaged in the business of furnishing assets to medical practices for the purpose of providing the technical component of radiation oncology services at 5 Hospital Center Drive, Holyoke, Massachusetts (the “Holyoke Facility”). Dolphin Parent provides management and support services from its facility located at 300 Seaboard Lane, Suite 5, Franklin, Tennessee (the “Franklin Facility”). Each of the Scottsdale Facility, the Belcamp Facility, the Greenbelt Facility, the Holyoke Facility and the Franklin Facility shall be referred to individually herein as a “Facility” and, collectively, as the “Facilities.” The business, activities, ownership, operation and management of the Facilities and the furnishing of such assets for the purpose of providing the technical and professional components of radiation oncology services at each Facility shall be referred to as the “Business.”

2. Sellers own certain assets related to the Business.

3. Buyers desire to acquire from Sellers and Sellers desire to sell to Buyers certain assets used in the Business.

4. Buyers and Sellers wish to set forth the terms under which Buyers shall acquire certain assets and assume certain liabilities of Sellers and have each agreed to the transactions described herein and have agreed to enter into this Agreement and such other agreements as shall be necessary to effect the transactions contemplated hereby. This Agreement and such other agreements as shall be necessary to effect the transactions herein shall each be referred to herein individually as a “Transaction Document” and, collectively, as the “Transaction Documents.”

NOW, THEREFORE, in consideration of the execution and delivery of the Transaction Documents, the sales, purchases and leases of property and services thereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Asset Purchase.

1.1 Assets Being Sold and Purchased.

(a) Subject to and upon satisfaction or waiver of the terms and conditions of this Agreement, at the Closing (as defined in Section 2 herein), Sellers shall transfer, sell, convey, assign and deliver to Buyer, pursuant to a Bill of Sale in the form attached hereto and made a part hereof as Exhibit 1.1(a) (the “Bill of Sale”), and Buyer shall purchase from Sellers, all right, title and interest that Sellers possess and have the right to transfer to and in all of Sellers’ assets of every kind, nature and description used by, for and in connection with, the Business, as the same existed immediately prior to the Closing and reflected on the books and records of the Sellers (the “Assets”), excluding only the specific assets set forth in Section 1.1(c) below, but including, without limitation, the following:

(i) all tangible assets used in the Business whether owned or leased, including, without limitation, all instruments, tools, medical equipment, vehicles, supplies and office equipment and all fixtures and improvements;

(ii) all inventories of clinical supplies and instruments, pharmaceuticals, inventory, paper goods, raw materials, work-in-process, finished goods, demonstration equipment, parts, packaging materials and other products, materials, or accessories related thereto that are held at, or are in transit from or to, the locations at which the Business is conducted or that are used or held for use by any Seller;

(iii) all of Sellers’ right, title and interest under manufacturers’ and vendors’ warranties in connection with the assets being transferred hereunder, to the extent assignable or transferable;

(iv) all real property interests described on Schedule 1.1(a)(iv) hereto, and all improvements and fixtures thereon and/or affixed thereto, and all rights of way, easements, leaseholds, and other estates and rights, relating to any of the foregoing or used in connection with any of the Business or the Assets;

(v) all of Sellers’ right, title and interest (subject to Sellers’ rights to retain archival copies as provided in Section 11(c) herein) in and to those contracts, agreements, leases, licenses, franchises, purchase orders, sale, license or service orders, permits, instruments, commitments, arrangements, understandings, including, without limitation, all license, service, maintenance, supply, purchase, distribution, advertising and promotional services agreements to which any of the Sellers is a party or by which any of the Sellers or the Business is bound or under which any of the Sellers has any rights or is entitled to any benefits, relating to any of the Business or the Assets (in each case, whether written or oral and including all amendments thereto) all as set forth on Schedule 1.1(a)(v) hereto under the heading “Assigned Agreements” (collectively, “Assigned Agreements”), which it is acknowledged and agreed do not include the (1) Settlement and Restructuring Agreement dated as of September 2, 2004, by and among U.S. Bank Portfolio Services (“USBPS”), U.S. Bank, N.A. (“US Bank”), and certain of the Sellers and their affiliates, (2) Forbearance Agreement dated as of December 10, 2004, by and among USBPS, certain of the Sellers and their affiliates and Obsidian Finance Group, LLC (“Obsidian”), (3) Amended and Restated Settlement, Release and Compromise Agreement dated as of December 10, 2004, by and among certain of the Sellers and their affiliates and Obsidian, (4) Loan and Security Agreement dated as of December 10, 2004, between DVI Liquidating Trust and certain of the Sellers and their affiliates, (5) Forbearance and Settlement Agreement dated as of September 24, 2004, by and among DVI Business Credit Receivables Corp. III, US Bank and certain of the Sellers and their affiliates and (6) in the case of each of (1) through (5), the various transaction documents contemplated thereby;

(vi) all software programs (including source and object codes to the extent available) and related documentation for software owned by any Seller and used in connection with or developed for support of the operations of the Business, including, without limitation, the software programs identified on Schedule 1.1(a)(vi) attached hereto, as well as the internet web sites used by Sellers (other than Dolphin Parent) with respect to the Business and the related universal record locators (“URLs”) used in connection therewith, each of which is set forth on Schedule 1.1(a)(v);

(vii) a pro rata share of all prepaid expenses relating to the Business, but not including security deposits deposited by or on behalf of any Seller as lessee, sublessee, lessor, sublessor, or otherwise under any Assigned Agreements;

(viii) all insurance proceeds and rights thereto derived from loss, damage or destruction of or to any property or assets included in the Assets, to the extent claims were not made or did not accrue not prior to the Closing to repair or replace the lost, damaged or destroyed items;

(ix) all of Sellers’ right, title and interest in any licenses, permits, variances, franchises, certifications, authorizations and approvals to do business issued by any administrative body or licensing authority or governmental or regulatory agency, used in connection with the Business and/or the ownership and/or use of any of the Assets of Facilities, together with any extensions, renewals or modifications thereof and additions thereto in connection with the Business, including, without limitation any and all licenses and permits required by the United States Nuclear Regulatory Commission, the Arizona Department of Health Services, the Maryland Department of Health and Hygiene, the Massachusetts Department of Public Health, and which are necessary for participation in the Medicare and Medicaid programs, including without limitation those as set forth on Schedule 1.1(a)(ix), in all cases to the extent assignable or transferable and to the extent assumed by Buyer;

(x) all files, documents, instruments, papers, books and records relating to the Facilities, operations, condition of (financial or other) results of operations and assets and properties of Dolphin Scottsdale, Dolphin Belcamp, Dolphin Greenbelt and Dolphin Holyoke (subject to Sellers’ rights to retain archival copies as provided in Section 11(c) herein), including without limitation, patient lists, medical documentation, payor verification, mailing lists and related documentation, financial statements, tax returns and related work papers and letters from accountants, personnel records and files, budgets, ledgers, journals, deeds, title policies computer files and programs; retrieval programs, operating data and plans and environmental studies and plans;

(xi) all telephone numbers, facsimile numbers, electronic addresses and passwords used in connection with the Business;

(xii) all intangible personal property of any Seller relating to or in connection with the Business or Assets and all Sellers’ rights, title to and interest therein and thereunder, and all guaranties, warranties, indemnities, privileges, claims, causes of action and options relating or pertaining to the Business, the Assets, and the Assigned Agreements to the extent assignable or transferable; and

(xiii) all other assets and property of any Sellers used or held for use in connection with the Business, including, without limitation, the goodwill and going concern value of the Assets and the Business.

(b) At Closing, Sellers shall permit Buyer to take physical possession of all of the Assets at the locations where they are then located.

(c) Notwithstanding anything to the contrary herein, the following assets of Sellers are not being sold hereunder and shall not be included in the term “Assets:”

(i) the assets described on Schedule 1.1(c) hereto;

(ii) any accounts receivable of any Seller existing as of the Closing Date;

(iii) any contract of Seller that is not listed on Schedule 1.1(a)(v) hereto under the heading “Assigned Agreements” and is not used or required as part of the day-to-day operations of the Business;

(iv) all cash, cash equivalents, securities and short-term investments held by any Seller; and

(v) all of Sellers’ non-transferable permits and licenses used in the Business.

(d) Sellers shall transfer, convey and assign to Buyer, Sellers’ title to all of the Assets at the Closing, free and clear of any liens, pledges, charges, mortgages, security interests, restrictions, easements, liabilities, claims, encumbrances or right of others of every kind and description (collectively, “Liens”), except for those Liens listed on Schedule 1.1(d) hereto, said Liens so listed being herein called the “Permitted Liens.”

1.2 Liabilities.

(a) Liabilities Not Assumed. Except as specifically provided herein and in Section 1.2(b) below, Buyer shall not assume, pay, honor, discharge or otherwise become responsible for any liabilities or obligations of Sellers, and all such liabilities and obligations shall remain solely those of Sellers, and Sellers shall pay, perform and discharge, all such obligations and liabilities of Sellers promptly when due in accordance with their terms. Without limiting the generality of the preceding sentence and except as specifically provided in Section 1.2(b), Buyer shall not assume or become responsible for:

(i) any liabilities or obligations of Sellers including, without limitation, any personal obligations of any shareholder or member of any Seller incurred in any capacity, including those arising out of any claim, litigation or proceeding, or any contract, license, commitment or other agreement relating to the operations of the Business or the occurrence of any event on or before the Closing including, without limitation, accounts payable of the Business;

(ii) any obligations, liabilities, undertakings, Liens (other than Permitted Liens) or restrictions to which the Assets or the Business are subject and that are not disclosed in writing in this Agreement;

(iii) any liability or obligation arising out of or related to past, present or future actions, litigations, suits, enforcement actions, proceedings, arbitrations or governmental or regulatory authority investigations, audits or otherwise, including, without limitation, demand or directive letters or correspondence, or of notice regarding any of the foregoing involving the Assets, the Business, any Seller or any shareholder or member of any Seller to the extent the foregoing relate to events, acts or omissions arising on or before the Closing;

(iv) any liability or obligation, in contract, tort or for violation of any law by any Seller or any officer, director, shareholder, member, employee or agent of any Seller that arises out of or results from any act, omission, occurrence or state of facts on or before the Closing, and any liability or obligation, in contract, tort or for violation of any law solely by any Seller or any officer, director, shareholder, member, employee or agent of any Seller that arises out of or results from any act, omission, occurrence or state of facts after the Closing;

(v) any compensation obligations or any liabilities or obligations of Sellers arising out of or in connection with any employee benefit plan of Sellers or any other liabilities or obligations of Sellers to any employees with respect to his or her service to the Business on or before the Closing, including but not limited to any liability or obligation for any severance pay due any employee of Sellers upon his or her termination of employment and any and all accrued vacation and/or sick leave, bonuses and other benefits to the extent that such liabilities or obligations are owed as a result of acts, omissions, occurrences or state of facts on or before the Closing;

(vi) any liabilities or obligations of Sellers for indebtedness for borrowed money, including, but not limited to, any and all liabilities and obligations related to real estate financings and any and all obligations to any secured party in connection with any of the Assets;

(vii) subject to Section 1.3(d), any liabilities or obligations of Sellers for any type of taxes owed by Sellers whatsoever;

(viii) any and all Medicare, Medicaid and other third party payor obligations arising from any acts or omissions for any period prior to the Closing, including without limitation, any retroactive denial of claims, civil monetary penalties or any gain on sale that may be recognized by any of the foregoing as a result of the transactions, contemplated herein; or

(ix) any other liabilities or obligations of any nature relating to the operations of the Business or the occurrence of any event on or before the Closing, whether known or determined as of the Closing or unknown or undetermined as of the Closing.

(b) Liabilities Assumed. Subject to the terms and conditions set forth in this Agreement, effective as of the Closing Date, the Buyer shall assume and agree to pay, perform and discharge, when due, the obligations of Sellers under the Assigned Agreements to the extent such obligations arise after the Closing and relate to goods or services sold or provided after the Closing. Those liabilities assumed by the Buyer pursuant to this Section 1.2(b) are referred to herein as the “Assumed Liabilities.”

1.3 Purchase Price.

(a) As consideration for the sale, assignment, conveyance, transfer and delivery of the Assets, Buyers shall pay to Sellers an amount equal to Fifteen Million Nine Hundred Ninety Thousand Two Hundred Seven Dollars ($15,990,207) (such amount, the “Purchase Price”), which Purchase Price shall be payable as follows:

(i) pursuant to that certain Escrow Agreement attached hereto as Exhibit 1.3(a)(i) (the “Escrow Agreement”), Sellers have deposited the sum of One Million Dollars ($1,000,000) (the “Escrow Amount”) with Wachovia Bank (the “Escrow Agent”); and

(ii) at Closing, Buyers shall deliver to Sellers Fourteen Million Nine Hundred Ninety Thousand Two Hundred Seven Dollars ($14,990,207) (the “Closing Payment”) by wire transfer of immediately available funds to such account(s) as Sellers shall designate in writing not less than five (5) days prior to the Closing.

(b) Each party hereto agrees (a) that the Purchase Price for the Assets will be allocated for all federal and state tax purposes (including but not limited to, income, excise, sales, use, personal property and transfer taxes, and otherwise) among the Assets in accordance with Schedule 1.3(b) attached hereto and made a part hereof which is in accordance with Section 1060 of the Internal Revenue Code, (b) to file separately a Federal Form 8594 with its Federal Income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs, and (c) that no party will take a position on any tax returns or filings with any governmental or regulatory authority charged with the collection of taxes or having jurisdiction over the transaction contemplated hereunder or in any judicial proceeding, that is in any manner inconsistent with the terms of the allocation set forth on Schedule 1.3(b). Sellers shall be responsible for any and all taxes and other charges resulting from this transaction.

(c) All utilities charges, real estate and personal property taxes, monthly rental payments under any leases assumed by Buyer pursuant to this Agreement, amounts prepaid or payable in respect of contracts and agreements assumed by Buyer pursuant to this Agreement and similar prepaid items and similar accrued expenses, shall be prorated between the Sellers and Buyer as of 11:59 p.m. on the day immediately preceding the Closing Date.

(d) Pursuant to the Belcamp Assignment, the Greenbelt Assignment and the Holyoke Assignment (as defined in Section 5.1(d), (e) and (f), respectively), Buyers shall pay to (i) Dolphin Belcamp the sum of $8,333.33, (ii) Dolphin Greenbelt the sum of $54,600 and (iii) Dolphin Holyoke the sum of $17,853.67, each amount representing the security deposits held by the Lessor of real property at each Facility.

2. Closing. The closing of this transaction (the “Closing”) shall take place at the offices of Garfunkel, Wild & Travis, P.C., 111 Great Neck Road, Great Neck, New York, 11021, or at such other place, including by telephone, electronic mail and facsimile, as the parties hereto mutually agree to in writing. The date on which the Closing takes place is referred to herein as the “Closing Date.”

3. Representations and Warranties of Sellers. In order to induce Buyer to enter in this Agreement and to consummate the transactions contemplated by this Agreement, Sellers hereby jointly and severally represent and warrant to Buyer as of the date hereof as follows:

3.1 Organization, Qualification and Authority.

(a) Dolphin Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in all jurisdictions in which it conducts business or owns assets, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any change, effect, event or condition, or series of related changes, effects, events or conditions, that has or, with the passage of time, could have, an effect on the assets, condition (financial or otherwise), results of operations, customer, employee or supplier relations of the Business, the Assets, any Seller or any Buyer resulting in an obligation or liability of $25,000 or more. Dolphin Parent’s execution and delivery of this Agreement and each of the other Transaction Documents delivered by Dolphin Parent at the Closing, and the performance by Dolphin Parent of the transactions contemplated hereby and thereby, have been duly authorized by all necessary actions and proceedings of Dolphin Parent. This Agreement and each of the other Transaction Documents executed and delivered by Dolphin Parent at the Closing are valid and legally binding upon Dolphin Parent and are enforceable against it in accordance with its terms.

(b) Dolphin Scottsdale is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign limited liability company in all jurisdictions in which it conducts business or owns assets except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. Dolphin Scottsdale’s execution and delivery of this Agreement and each of the other Transaction Documents delivered by Dolphin Scottsdale at the Closing, and the performance by Dolphin Scottsdale of the transactions contemplated hereby and thereby, have been duly authorized by all necessary actions and proceedings of Dolphin Scottsdale. This Agreement and each of the other Transaction Documents executed and delivered by Dolphin Scottsdale at the Closing are valid and legally binding upon Dolphin Scottsdale and are enforceable against it in accordance with its terms.

(c) Dolphin Belcamp is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign limited liability company in all jurisdictions in which it conducts business or owns assets, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. Dolphin Belcamp’s execution and delivery of this Agreement and each of the other Transaction Documents delivered by Dolphin Belcamp at the Closing, and the performance by Dolphin Belcamp of the transactions contemplated hereby and thereby, have been duly authorized by all necessary actions and proceedings of Dolphin Belcamp. This Agreement and each of the other Transaction Documents executed and delivered by Dolphin Belcamp at the Closing are valid and legally binding upon Dolphin Belcamp and are enforceable against it in accordance with its terms.

(d) Dolphin Greenbelt is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign limited liability company in all jurisdictions in which it conducts business or owns assets, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. Dolphin Greenbelt’s execution and delivery of this Agreement and each of the other Transaction Documents delivered by Dolphin Greenbelt at the Closing, and the performance by Dolphin Greenbelt of the transactions contemplated hereby and thereby, have been duly authorized by all necessary actions and proceedings of Dolphin Greenbelt. This Agreement and each of the other Transaction Documents executed and delivered by Dolphin Greenbelt at the Closing are valid and legally binding upon Dolphin Greenbelt and are enforceable against it in accordance with its terms.

(e) Dolphin Holyoke is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign limited liability company in all jurisdictions in which it conducts business or owns assets, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. Dolphin Holyoke’s execution and delivery of this Agreement and each of the other Transaction Documents delivered by Dolphin Holyoke at the Closing, and the performance by Dolphin Holyoke of the transactions contemplated hereby and thereby, have been duly authorized by all necessary actions and proceedings of Dolphin Holyoke. This Agreement and each of the other Transaction Documents executed and delivered by Dolphin Holyoke at the Closing are valid and legally binding upon Dolphin Holyoke and are enforceable against it in accordance with its terms.

(f) Each Seller has full corporate and/or organizational power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each other Transaction Document, and to consummate the transactions contemplated under this Agreement and each other Transaction Document, including, without limitation, to sell and transfer the Assets and the

Business pursuant to this Agreement. Each Seller has taken all necessary corporate or entity action to execute and deliver this Agreement and each other Transaction Document to which it is a party, to authorize its officers, members, managers and all other authorized personnel to execute and deliver this Agreement, and to execute and deliver such further documents as are necessary and proper to consummate the terms and provisions of this Agreement. The execution and delivery by each Seller of this Agreement and each other Transaction Document to which it is a party, and the performance by each Seller of its obligations hereunder and thereunder, have been duly and validly authorized by the board of directors and shareholders, managers and members of each Seller, as the case may be. This Agreement and each other Transaction Document to which each Seller is a party have been duly and validly executed and delivered by each Seller and constitute the legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with the terms of the Agreement and each of the other Transaction Documents.

(g) The owners of the limited liability company interests of each of Dolphin Scottsdale, Dolphin Belcamp, Dolphin Greenbelt and Dolphin Holyoke and their respective percentage interests are set forth on Schedule 3.1(g) attached hereto. The owners of all of the issued and outstanding shares of Dolphin Parent are set forth on Schedule 3.1(g). Except as set forth on Schedule 3.1(g) attached hereto, there are no outstanding agreements, options, warrants, rights, contracts, calls, puts or other agreements or commitments providing for the disposition or acquisition of (x) the limited liability company interests of any of Dolphin Scottsdale, Dolphin Belcamp, Dolphin Greenbelt and Dolphin Holyoke or (y) any of the shares of Dolphin Parent.

3.2 Title to the Assets.

(a) With regard to those Assets of which Sellers are the owners, Sellers have good and marketable title to such Assets. With regard to those Assets in which Sellers possess leasehold interests, such leasehold interests are valid and transferable (in certain cases, with Lessor’s consent) in accordance with the terms of this Agreement except as set forth on Schedule 3.2(a). Upon the sale, assignment, transfer and conveyance of the Assets to Buyer as contemplated under this Agreement, there will be vested in Buyer good and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens, and there are no adverse conditions that will interfere with Buyer’s use and enjoyment of or ability to encumber any of the Assets in any respect or that will impede Buyer’s ability to use the Assets in connection with the provision of radiation therapy services.

(b) Except as indicated on Schedule 3.2(b) attached hereto, none of the Assets is subject to any Lien. All Liens set forth on Schedule 3.2(b), other than the Permitted Liens set forth on Schedule 1.1(d) have been terminated and/or released on or prior to the Closing Date.

(c) No Seller is obligated to offer any individual or entity the opportunity to purchase any Assets prior to or simultaneously with offering the Buyers the opportunity to purchase the Assets that has not been expressly waived by such person or entity prior to Closing. No person or entity has a right of first refusal or a right of participation with respect to the sale of any of the Assets by any Seller that has not been expressly waived by such person or entity prior to Closing. All notices required to be provided by any Seller to any individual or entity in connection with the sale of any of the Assets, including without limitation, Advanced Radiotherapy, PLLC, an Arizona professional limited liability company and Greenbelt Radiation Oncology Associates, LLC, a Maryland limited liability company, have been timely provided by the Seller required to provide such notices or have been expressly waived prior to Closing and all such notices, to the extent provided, were complete and accurate.

(d) Except as set forth in Schedule 3.2(d) attached hereto, as of the Closing Date, the Assets are free of defects and deficiencies, in good operating condition and repair, normal wear and tear excepted, and suitable for the purposes used, are adequate and sufficient for the operations and conduct of the Business as currently operated, and comply with and are being operated and otherwise used in full compliance with all material laws, ordinances, statutes, regulations and other legal requirements applicable to such Assets.

3.3 Financial Statements. Sellers have delivered to the Buyer copies of the financial statements of each Seller for the periods ended March 31, 2005, December 31, 2004 and December 31, 2003 (collectively, the “Financial Statements”). Except for the variations expressly noted in Schedule 3.3 hereto, all of the Financial Statements have been prepared from the financial records of the Sellers in accordance with generally accepted accounting principles, consistently applied and fairly present the financial condition of the respective Sellers, as at their respective dates and the respective results of the operations of the respective Sellers and of the Business, for the periods covered thereby. The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

3.4 Absence of Certain Changes. Except as set forth in Schedule 3.4 attached hereto, since December 31, 2004 (the “Interim Date”), there has not been by any Seller: (i) any transaction not in the ordinary course of business; (ii) any damage, destruction or loss to any of the Assets, whether or not covered by insurance, (iii) any sale or transfer of any of the Assets, except in the ordinary course of business; (iv) any Lien placed on any of the Assets; (v) any amendment or termination of any contract or agreement to which any Seller was a party as of the Interim Date; (vi) any increase in, or commitment to increase, the fees or compensation payable or to become payable to any of the employees or agents of any Seller; (vii) any incurrence or assumption of, or taking any property subject to, any liability by any Seller; (viii) any material alteration in the manner in which any Seller maintains its books, accounts or records, or in the accounting practices reflected in those accounts or records, or any change in any assumption underlying any method of calculation of bad debts, contingencies or other reserves from that reflected in the Financial Statements; (ix) any acquisition or lease by any Seller of or commitment to acquire or lease, any realty or any item of furniture, machinery or equipment; (x) any waiver of any material claim or right; or (xi) any agreement or understanding to undertake any of the foregoing actions described in Sections 3.4(i)-(ix) above.

3.5 Certain Payments. None of the Sellers or the Business or any of their respective shareholders, members, directors, officers, partners, agents or employees or any other person or entity associated with or acting for or on behalf of any of them has directly or indirectly in connection with the Business: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or entity, regardless of form, whether in money, property or services, including without limitation: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Business.

3.6 Violation of Other Instruments. Except as set forth in Schedule 3.6 attached hereto, neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, violates: (i) to the best knowledge of any Seller, any agreement of such Seller, which violation would be reasonably likely to have a Material Adverse Effect, (ii) the certificate of incorporation, certificate of formation or any governing documents of any Seller, or (iii) to the knowledge of any Seller, any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach or acceleration of any of the terms of or will constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of any contract or agreement to which such Seller is a party or by which such Seller or any of the Assets is bound. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required to be obtained by any Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents set forth in Schedule 3.6.

3.7 Legal Matters. Except as set forth in Schedule 3.7 attached hereto, there are no suits, actions, claims, investigations, administrative proceedings or other proceedings, criminal, civil, or quasi civil, pending or threatened by or against the Business, the Assets or any Seller. No Seller knows of facts or circumstances that could reasonably be expected to give rise to any claim, investigation, administrative proceeding or other proceeding, criminal, civil, or quasi civil that would be required to be disclosed under this Section 3.7, except where such claim, investigation, administrative proceeding or other proceeding would not be reasonably likely to have a Material Adverse Effect.

3.8 Compliance with Applicable Law.

(a) General. No Seller is in default under any, and each Seller has complied with all, statutes, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, applicable to any Seller, the Business or the Assets, including, without limitation, all laws, statutes and regulations related or incident to the licensure, credentialing and certification of providers of radiation therapy, physicians and health professionals, health and safety matters, employment and labor laws, health laws and regulations and Medicare and Medicaid regulations. No Seller has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. No Seller has received any notification of any asserted present or past failure to comply with any of the foregoing that has not been satisfactorily responded to in the time period required thereunder.

(b) Permits. Set forth in Schedule 3.8(b) attached hereto is a complete and accurate list of all licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively, the “Permits”), held by Sellers. The Permits set forth in Schedule 3.8(b) are all the Permits required for the conduct of the Business as currently operated, except for Permits, the absence of which would not be reasonably likely to have a Material Adverse Effect. All the Permits set forth in Schedule 3.8(b) are in full force and effect, no Seller has engaged in any activity that would cause or permit revocation or suspension of any Permit, and no action or proceeding seeking to or contemplating the revocation or suspension of any Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which, with notice or lapse of time or both, would constitute a default by any Seller under any Permit. No Seller has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit. Except as set forth in Schedule 3.8(h), to the best knowledge of each Seller holding such Permit, the consummation of the transactions contemplated hereby and in each of the other Transaction Documents will in no way affect the continuation, validity or the effectiveness of the Permits or require the consent of any person or entity. As used in this Section 3.8, the “best knowledge” of any Seller shall mean the actual knowledge of the executive officers of Sellers in their capacity as such.

(c) Medicare and Medicaid. Seller is in compliance with all laws, rules and regulations of Medicare, Medicaid and other governmental health care programs, and has filed all claims and other forms in the manner prescribed by such laws, rules and regulations. Except as set forth on Schedule 3.8(c), none of the Sellers has been subject to any audit relating to improper and/or fraudulent Medicare or Medicaid procedures or practices. To the knowledge of the Sellers, there is no basis for any claim or request for recoupment or reimbursement from any Seller by, or for reimbursement by any Seller of, any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid. No deficiency (either individually or in the aggregate) in any such claims, returns, invoices, cost reports and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims or any other third party payor and there is no basis for any claims or requests for reimbursement.

(d) Maryland Law. None of: (i) Belcamp Facility, (ii) the Greenbelt Facility, (iii) Dolphin Belcamp, (iv) Dolphin Greenbelt or (v) any individual or entity providing services at or in connection with the Belcamp Facility or Greenbelt Facility holds, or is required under Maryland law to hold, a Radioactive Materials License (the “Radioactive Materials Licenses”) issued by the Maryland Department of the Environment, Radiological Health Program. Except for such permits, licenses and approvals, the absence of which would not result in a Material Adverse Effect, each of Belcamp Facility and the Greenbelt Facility and the individuals and entities providing services at or in connection with such Facilities have obtained and maintain in good standing all permits, licenses and approvals required under Maryland and federal law to offer the services they provide at the Belcamp Facility or the Greenbelt Facility, as the case may be, including without limitation, a duly issued and valid License for Free-Standing Facility Utilizing Major Medical Equipment, as required pursuant to the provisions of Md. Ann. Code, Health General Article, § 19-3B-01.

(e) Massachusetts Law. The radiation therapy center located at the Holyoke Facility is maintained, operated and advertised as a physician office practice and, as such, is not licensed by the Massachusetts Department of Public Health (the “MDPH”) as a clinic or otherwise and is not required to be so licensed by MDPH. Each entity or individual providing services at or in connection with the Holyoke Facility is in compliance with all applicable provisions of Mass. Gen Laws Chapter 111, Sections 51-52; 105 Code of Massachusetts Regulations Section 140 et seq.; Mass. Gen Laws, Chapter 111, Sections 25B-25G; 105 Code of Massachusetts Regulations Section 100 et seq.; Mass. Gen Laws, Chapter 111, Sections 5M-5P; 105 Code of Massachusetts Regulations Section 120; and Mass. Gen Laws Chapter 111, Section 5L.

(f) Arizona Law. The Scottsdale Facility holds a duly issued and valid license as an outpatient treatment center from the Arizona Department of Health Services and is operating in compliance with A.R.S. §§ 36-421, et. seq., and the regulations promulgated thereunder at A.A.C. R9-10-101, et. seq. The Scottsdale Facility holds a duly issued and valid license from the Arizona Radiation Regulatory Agency for the use of radioactive materials for medical purposes and is operating in compliance with A.R.S. §§ 30-651, et. seq., and the regulations promulgated thereunder at A.A.C. R12-1-101 et. seq., including, but not limited to, registration and licensing of all radiation producing machines owned or possessed by the Facility. Except for such permits, licenses and approvals, the absence of which would not result in a Material Adverse Effect, the Scottsdale Facility and the individuals and entities providing services at or in connection with the Scottsdale Facility (i) hold all required licenses, including, but limited to licenses to practice medicine, to provide nursing services, and to provide services as radiation therapists and (ii) are otherwise in compliance with all applicable laws and regulations.

3.9 Taxes. Each Seller has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, “Tax Returns”) required to be filed by it. All Tax Returns filed by or on behalf of each Seller are true, complete and correct in all material respects. Each Seller has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers’ compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, “Taxes”), due and payable with respect to the periods covered by such Tax Returns (as reflected thereon). There are no tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of any Seller. The accrual for taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid taxes related to the Business, whether or not disputed and whether or not presently due and payable, of each Seller as of the close of the period covered by the Financial Statements, and the amount of each Seller’s unpaid taxes as of the Closing Date shall not exceed the accrual for taxes reflected in the Financial Statements for the period ended December 31, 2004. No Seller has incurred any Tax liability other than in the ordinary course of business. No deficiency in taxes for any period, with respect to any Seller, has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth on Schedule 3.9 attached hereto), and no written inquiries or notices have been received by any Seller from any taxing authority with respect to possible claims for taxes. No Seller has any reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for taxes. No Seller has agreed to the extension of the statute of limitations with respect to any Tax Return or tax period. Sellers have delivered to Buyer copies of the federal and state income or franchise or other type of Tax Returns filed by each of them for the years ended December 31, 2004; December 31, 2003 and December 31, 2002.

3.10 Environmental Matters.

(a) Except as set forth in Schedule 3.10 hereto, no Hazardous Substance (as hereinafter defined) is present or at any time has been stored, treated, released, disposed of or discharged on, about, from or affecting any facility during the period of any ownership, lease or occupancy thereof by any of the Sellers, in any material amounts, except for products that have been used, maintained and disposed of in compliance with all applicable laws, rules and regulations and all applicable manufacturer instructions, and none of the Sellers has actual knowledge of any liability that is based upon or related to any environmental condition, and there is no reasonable basis for any such liability arising. The term “Hazardous Substance” as used in this Agreement shall include, without limitation, gasoline, oil and other petroleum products, explosives, radioactive materials and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including asbestos and asbestos-containing materials.

(b) Except as set forth on Schedule 3.10 hereto, none of the Sellers or to the actual knowledge of the Sellers, any prior or current owner, tenant or occupant of any part of the facilities, has received (i) any notification or advice from or given or been required to have given any report or notice to any governmental agency or authority or any other person, firm or entity whatsoever involving the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about the facilities or caused by any of the Sellers or any affiliate thereof, or (ii) any complaint, order, citation or notice with regard to a Hazardous Substance or any other environmental health or safety matter affecting the facilities, or any business or operations conducted thereat under the federal Comprehensive Environmental Response, Compensation and Liability Act or under any other federal, state or local law, ordinance, rule or regulation.

3.11 Agreements. Schedule 3.11 attached hereto contains a true, complete and accurate list of all those contracts and other agreements to which each Seller is a party, related, in each case only to the Business or the Assets as conducted at the Facilities, or by or to which each Seller’s assets or properties are bound or subject as such instruments relate to the Facilities, including without limitation, those which: (i) are for the purchase or sale of materials, supplies, equipment, inventory or services; (ii) are franchise or other royalty contracts or similar contracts material to the Business; (iii) are contracts for the grant to any person of any preferential rights to purchase any of Sellers’ assets or properties; (iv) are leases of real or personal property with respect to the Business; (v) are capital or other leases relating to any Assets; (vi) are employment, personal service, or other executory contracts; or (vi) are material to the business or are contracts to be assigned to Buyer which do not fit into one of the aforementioned categories (the “Material Agreements”). The Material Agreements shall be organized on Schedule 3.11 under the following two headings: “Assigned Agreements”, and “Material Agreements Not Assumed by Buyer”.

3.12 Third Party Reimbursement. Complete copies of all third party reimbursement agreements relating to the operation of the Business (the “Reimbursement Agreements”) that are currently in force have been delivered to Buyer prior to the execution of this Agreement, except to the extent that disclosure of patient information or other confidential information is restricted by law. To the knowledge of Sellers, there are no facts or circumstances that could result in (i) the cancellation or non-renewal of any Reimbursement Agreement; or (ii) any retroactive adjustment by any payor under any Reimbursement Agreement.

3.13 Inspections and Investigations. Except as set forth and described in Schedule 3.13: (i) no right of any Seller nor the right of any licensed professional or other individual employed by or under contract with any Seller to receive reimbursements pursuant to any government program or private non-governmental program under which any Seller directly or indirectly receives payments (“Payor Programs”) related to the Business has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party; (ii) neither the Business nor any Seller, has, during the past five (5) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity nor has any Seller received any notice of deficiency during the past five (5) years in connection with the operations of the Business; and (iii) to the knowledge of any Seller, there are not presently any outstanding deficiencies or work orders related to the Business of any governmental authority having jurisdiction over any Seller or the Business or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Payor Programs. Attached as part of Schedule 3.13 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

3.14 Fraud and Abuse; False Claims. Except as set forth and described in Schedule 3.14, none of the Sellers has engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. § 3729-3733, and the federal Champus statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. No Seller has any knowledge of any facts or circumstances which could result in any claim by Medicare, Medicaid or any other Payor for any retroactive adjustments.

3.15 Rates and Reimbursement Appeals. No Seller has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any governmental authority or any administrator of any Payor Programs with respect to the Business.

3.16 Licenses. None of the Sellers produces or distributes any product, nor performs any service, under a proprietary license granted by another entity and has not licensed its rights in any current or planned products, designs or services to any other entities. Each of the Sellers has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Business (the “Computer Software”). A list of all written licenses pertaining to the Computer Software (other than over-the-counter “shrink-wrap” software licenses) is set forth in Schedule 3.16 attached hereto (the “Computer Licenses”). To the knowledge of the respective Seller holding such Computer Licenses, the Computer Licenses are valid and enforceable by each of the Sellers and the use of the Computer Software and the Computer Licenses do not infringe upon or conflict with the rights of any third party. None of the Sellers has granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Computer Licenses.

3.17 Insurance. Each Seller maintains insurance policies covering all of its respective properties and assets and the various occurrences that may reasonably arise in connection with the operation of the Business. Such policies are in full force and effect and all premiums due thereon prior to or on the Closing Date have been paid in full. Each Seller has complied with all the provisions of such policies. Such insurance is of comparable amounts and coverage as that which companies engaged in similar businesses maintain. A complete list and brief description of the insurance policies, including limits of coverage, maintained by each Seller in connection with the Business is set forth in Schedule 3.17 attached hereto. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. Except as set forth on Schedule 3.17 none of the Sellers has had any casualty loss or occurrence that may give rise to any claim of any kind not covered by insurance and none of the Sellers is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. Except as set forth on Schedule 3.17 no third party has filed any claim against any Seller for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All claims against each Seller that are covered by insurance have been reported to the insurance carrier on a timely basis.

3.18 Brokers. Buyer shall not have any obligation to pay any fee or other compensation to any person, firm or corporation hired by, or otherwise dealt with by, Sellers in connection with this Agreement and the transactions contemplated hereby, and Sellers hereby agree to indemnify and hold Buyer harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

3.19 Patents, Trademarks, etc. Set forth in Schedule 3.19 attached hereto is a list and brief description of all of the patents, registered and common law trademarks, service marks, trade names, copyrights, licenses and other similar rights of Sellers and applications for each of the foregoing. Sellers own, or have licensed through valid and enforceable licensing agreements, all right, title and interest in and to all such proprietary rights. No adverse claims have been made and no dispute has arisen with respect to any of said proprietary rights, and the operations of the Business and the use by Sellers of such proprietary rights do not involve infringement or claimed infringement of any patent, trademark, service mark, trade name, copyright, license or similar right.

3.20 Licensure. Each individual employed by or contracted with Sellers to perform professional services is duly licensed to provide such services and is, to the knowledge of Sellers, otherwise in compliance with all applicable federal, state and local laws, rules and regulations relating to such professional licensure and otherwise meets the applicable qualifications to provide such professional services. Each individual now or formerly employed by or contracted with Sellers to provide professional services was duly licensed to provide such services during all applicable periods when such employee or independent contractor provided such services on behalf of Sellers. Sellers are in compliance with all applicable state laws and precedents relating to the corporate practice of the learned or licensed professions, and there are no claims, disputes, actions, suits, proceedings or investigations currently pending, filed or commenced or, to the knowledge of Sellers, threatened against or affecting any Seller relating to such laws and precedents, and no such claim, dispute, action, suit, proceeding or investigation has been filed or commenced prior to the Closing Date.

3.21 Books and Records. The books and records of each Seller are complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of each Seller set forth in the Financial Statements. All of such books and records, including true and complete copies of all written contracts, have been made available for inspection by Buyer and its representatives.

3.22 Leased Real Property. A list and description of all real property leased to or by any Seller in connection with the Business or in which any Seller has any interest in connection with the Business is set forth in Schedule 3.22 attached hereto (the “Leased Real Property”). The Leased Real Property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and, to the best knowledge of Sellers, there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults thereunder on the part of any Seller. None of the Sellers has any knowledge of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease. To Seller’s knowledge, none of the Sellers has received any written notice to the effect that the leases with respect to any Facility (the “Facility Leases”), (i) will not be renewed at the termination of the term thereof or that the Facility Leases will be renewed only at a substantially higher rent or (ii) will not be assigned or subleased to Buyer on substantially the same terms and conditions set forth in the Facility Leases as of the date hereof.

3.23 Facilities.

(a) The buildings, appurtenances and fixtures comprising the Facilities are in good operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Business’ current normal business activities as conducted there.

(b) Each of the Facilities: (i) has direct access to public roads or access to public roads by means of a perpetual access casement, such access being sufficient to satisfy the current and reasonably anticipated transportation requirements of the Business as presently conducted at such parcel; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current sales levels and business activities as conducted at such location.

(c) No Seller has received notice of any condemnation proceeding or special assessment with respect to any portion of any Facility or any access thereto, and, to the knowledge of Sellers, no proceedings or special assessments are contemplated or pending by any governmental or regulatory authority.

3.24 Compensation. Set forth in Schedule 3.24(a) attached hereto is a list of all agreements between each Seller and each person or entity employed by or independently contracting with each Seller in connection with the Business and set forth in Schedule 3.24(b) is a list of all employees of Sellers and their respective positions, job categories, salaries and accrued benefits. Except as set forth in Schedule 3.24(c), the transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of any Seller. Except as set forth in Schedule 3.24(d), none of the Sellers has informed any employee or independent contractor providing services to any Seller that such person will receive any increase in compensation or benefits or any ownership interest in any Seller as a result of the transactions contemplated hereby.

3.25 Employee Benefit Plans. Except as set forth in Schedule 3.25 attached hereto, none of the Sellers maintains or sponsors, or contributes to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as “ERISA”), in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”) comply with all requirements of the United States Department of Labor (“DOL”) and the Internal Revenue Service (“IRS”), and with all other applicable laws, and the Sellers have not taken or failed to take any action with respect to the Benefit Plans which could reasonably be expected to create any liability on the part of the Sellers or the Buyer. Each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied with all requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. Each Seller and has furnished to Buyer summary descriptions of all Benefit Plans. The financial statements and annual reports and returns related to such Benefit Plans are true and correct in all material respects. In addition:

(a) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification;

(b) None of the Sellers maintains, sponsors or contributes to, and has never maintained, sponsored or contributed to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a Multiemployer Plan (within the meaning of Section 3(37) of ERISA);

(c) No “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan;

(d) No provision of any Benefit Plan or of any agreement, and no act or omission of any Seller in any way limits, impairs, modifies or otherwise affects the right of any Seller unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

(e) There are no contributions which are or hereafter will be required to have been made to trusts in connection with any Benefit Plan that would constitute a “defined contribution plan” (within the meaning of Section 3(34) of ERISA);

(f) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending or threatened with respect to any Benefit Plan;

(g) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed on or before their due date; and

(h) Any contributions now due or that may become due to in connection with any 401(k) Plan administered for the benefit of any employee of any Seller shall be the sole responsibility of the Sellers and shall be immediately paid when due, by the Sellers.

3.26 Labor Relations. There have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, any Seller, or the terms and conditions of employment, wages and hours. None of the Sellers is engaged in any unfair labor practice or other unlawful employment practice and there are no outstanding charges of unfair labor practices or other employee-related complaints pending or, to the knowledge of any Seller, threatened against any Seller before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the DOL or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the knowledge of Sellers, threatened against or involving any or the Business. No issue with respect to union representation is pending or, to the knowledge of Seller, threatened with respect to the employees of any Seller. No union or collective bargaining unit or other labor organization has ever been certified or recognized by any Seller as the representative of any of the employees of any Seller.

3.27 Absence of Undisclosed Liabilities. No Seller has any liabilities or other obligations of any nature arising out of or relating to the Business or the Assets except: (i) liabilities or other obligations as and to the extent accrued or reserved against as set forth in the Financial Statements; (ii) liabilities or other obligations incurred after the Interim Date in the ordinary course of business consistent with past practice; (iii) liabilities or other obligations that may become payable pursuant to this Agreement, or (iv) as otherwise disclosed herein.

3.28 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3, none of the Sellers makes any representation or warranty, express or implied, at law or in equity, in respect of its assets (including without limitation, the Assets) liabilities or operations and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, the Buyer is purchasing the Assets on an “as-is, where-is” basis. Without limiting the foregoing, no Seller makes any representation or warranty regarding any assets other then the Assets or any liability other than the Assumed Liabilities, and none shall be implied at law or in equity.

3.29 Schedules. All Schedules attached hereto are integral parts of this Agreement and are true, complete and correct. Nothing in a Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross reference to another Schedule to the Agreement. Sellers are responsible for preparing and arranging the Schedules corresponding to the lettered and numbered paragraphs contained in this Agreement.

4. Representations and Warranties of Buyer. In order to induce Sellers to enter in this Agreement and to consummate the transactions contemplated by this Agreement, Buyers jointly represent and warrant to Sellers as of the date hereof and as of Closing Date, the following:

4.1 Legal Status.

(a) Arizona Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Arizona. Arizona Buyer’s execution and delivery of this Agreement and each of the other Transaction Documents and the performance by Arizona Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions and proceedings. This Agreement is valid and legally binding upon the Arizona Buyer and is enforceable against the Arizona Buyer in accordance with its terms. Arizona Buyer has all requisite power and authority to purchase the Assets as contemplated by this Agreement.

(b) Maryland Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Maryland. Maryland Buyer’s execution and delivery of this Agreement and each of the other Transaction Documents and the performance by Maryland Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions and proceedings. This Agreement is valid and legally binding upon the Maryland Buyer and is enforceable against the Maryland Buyer in accordance with its terms. Maryland Buyer has all requisite power and authority to purchase the Assets as contemplated by this Agreement.

(c) Massachusetts Buyer is a corporation organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Massachusetts Buyer’s execution and delivery of this Agreement and each of the other Transaction Documents and the performance by Massachusetts Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions and proceedings. This Agreement is valid and legally binding upon the Massachusetts Buyer and is enforceable against the Massachusetts Buyer in accordance with its terms. Massachusetts Buyer has all requisite power and authority to purchase the Assets as contemplated by this Agreement

4.2 No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of any Buyers or, to the Buyers’ knowledge, any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or, to the Buyers’ knowledge, conflicts with or will result in a breach of any of the terms of or will constitute a default under or result in the termination of or the creation of a lien pursuant to the terms of any contract or agreement to which the Buyers are a party or by which the Buyers or any of their respective assets is bound, which conflicts, breaches, defaults, terminations or creations, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

4.3 Brokers. No Seller shall have any obligation to pay any fee or other compensation to any person, firm or corporation hired by, or otherwise retained by, any Buyer in connection with this Agreement and the transactions contemplated hereby, and each Buyer hereby agrees to indemnify and hold Sellers harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

5. Delivery of Documents.

5.1 Delivery of Buyers’ Documents. At the Closing, Buyers shall deliver to Sellers the following documents, any of which may be waived by Sellers in their discretion:

(a) certified copies of the resolutions of the directors of each Buyer authorizing the purchase of the Assets pursuant hereto, the execution and delivery of this Agreement and all other documents delivered in connection herewith by officers of the Buyers and the performance by Buyers of all of their obligations hereunder and thereunder in accordance with the terms of this Agreement and a certificate of an officer of each Buyer dated as of the Closing Date confirming that such resolutions remain in full force and effect as of such date and confirming the authority of the officers signing this Agreement and each other Transaction Document and such other documents on behalf of Buyer, together with the true signatures of such officers;

(b) the Closing Payment;

(c) the executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 5.1(c) executed by Buyer with respect to all Assigned Agreements and Assumed Liabilities (the “Assignment and Assumption Agreement”);

(d) the Assignment of Lease for the Belcamp Facility, substantially in the form attached hereto as Exhibit 5.1(d) executed by Buyer (the “Belcamp Assignment”);

(e) the Assignment of Lease for the Greenbelt Facility, substantially in the form attached hereto as Exhibit 5.1(e) executed by Buyer (the “Greenbelt Assignment”)

(f) the Assignment of Lease for the Holyoke Facility, substantially in the form attached hereto as Exhibit 5.1(f) executed by Buyer (the “Holyoke Assignment”);

(g) the Sublease Agreement for the Franklin Facility, substantially in the form attached hereto as Exhibit 5.1(g) executed by Buyer (the “Franklin Sublease”);

(h) the Buyer’s Officer’s Certificate;

(i) the Assignment of Professional Services Agreement between Dolphin Scottsdale, Advanced Radiotherapy, PLLC (the “Scottsdale Provider”) and Arizona Buyer, duly executed by Arizona Buyer, substantially in the form attached hereto as Exhibit 5.1(i), (the “Scottsdale Professional Services Assignment”);

(j) the Assignment of Service Agreement between Dolphin Belcamp, Vinita Patanaphan, M.D., P.A. (the “Belcamp Provider”) and Maryland Buyer, duly executed by Maryland Buyer, substantially in the form attached hereto as Exhibit 5.1(j) (the “Belcamp Professional Services Assignment”);

(k) the Assignment of Service Agreement between Dolphin Greenbelt, Greenbelt Radiation Oncology Associates, LLC (the “Greenbelt Provider”) and Maryland Buyer, duly executed by Maryland Buyer, substantially in the form attached hereto as Exhibit 5.1(k) (the Greenbelt Professional Services Assignment”);

(l) the Non-Competition Agreement between Buyers and Mark Cherney, duly executed by Buyers, substantially in the form attached hereto as Exhibit 5.1(l) (the “Cherney Non-Competition Agreement”);

(m) the Non-Competition Agreement between Buyers and Tracy Stephens, duly executed by Buyers, substantially in the form attached hereto as Exhibit 5.1(m) (the “Stephens Non-Competition Agreement”);

(n) the Management Services Agreement between Arizona Buyer and Dolphin Scottsdale, duly executed by Arizona Buyer, substantially in the form attached hereto as Exhibit 5.1(n) (the “Management Services Agreement”); and

(o) the Escrow Agreement.

5.2 Delivery of Sellers’ Documents. At the Closing, Sellers shall deliver to Buyer the following documents, any of which may be waived by the Buyer in its discretion:

(a) certified copies of the written authorization of each Seller authorizing the sale of the Assets pursuant hereto, the execution and delivery of this Agreement and all other documents delivered in connection herewith by officers of each Seller and the performance each of Seller of its respective obligations hereunder and thereunder in accordance with the terms of this Agreement and a certificate of each Seller dated as of the Closing Date confirming that such written authorization remains in full force and effect as of such date and confirming the authority of the individuals signing the Transaction Documents (“Sellers’ Officer’s Certificates”) and such other documents on behalf of Sellers, together with the true signatures of such individuals;

(b) the executed Bill of Sale substantially in the form attached hereto as Exhibit 1.1(a);

(c) Sellers’ Officer’s Certificates;

(d) the Assignment and Assumption Agreement executed by each Seller;

(e) the Belcamp Assignment executed by Dolphin Belcamp and Upper Chesapeake Health System, Inc.;

(f) the Greenbelt Assignment executed by Dolphin Greenbelt and Second Trade Center Office Associates, Inc.;

(g) the Holyoke Assignment executed by Dolphin Holyoke and Holyoke Hospital, Inc.;

(h) the Franklin Sublease executed by Dolphin Parent and Autumn Springs, LLC;

(i) the Scottsdale Professional Services Assignment, executed by Dolphin Scottsdale and the Scottsdale Provider;

(j) the Belcamp Professional Services Assignment executed by Dolphin Belcamp and the Belcamp Provider;

(k) the Greenbelt Professional Services Assignment executed by Dolphin Greenbelt and the Greenbelt Provider;

(l) the Cherney Non-Competition Agreement, duly executed by Mark Cherney;

(m) the Stephens Non-Competition Agreement, duly executed by Tracy Stephens;

(n) certification evidencing “tail coverage” policies covering each Seller for activities and services of the Sellers in such amounts so as to equal the amount of professional liability coverage presently being maintained for each such Seller;

(o) the Management Services Agreement, duly executed by Dolphin Scottsdale;

(p) the Escrow Agreement;

(q) UCC-III termination statements or similar instruments sufficient to release the interest of any secured party in any of the Assets pursuant to the UCC-1 financing statements set forth on Schedule 5.2(p) attached hereto and made a part hereof, but not including the secured parties that appear on Schedule 1.1(d) attached hereto; and

(r) Dolphin Scottsdale shall deliver a special warranty deed to the Scottsdale Facility, in a form reasonably acceptable to Arizona Radiation Enterprises, LLC, an Arizona limited liability company, and its counsel, conveying good and marketable fee simple title to the Scottsdale Facility free and clear of all Liens.

5.3 Third Party Consents. The parties acknowledge that certain of the Material Agreements and the rights and benefits thereunder may not, by their terms, be assignable. Notwithstanding anything contained herein or in the Assignment and Assumption Agreement to be executed and delivered in connection herewith, this Agreement shall not constitute an agreement to assign any such Material Agreement and Buyers shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto would constitute a breach thereof or in any way affect the rights of any Seller or any Buyer under any such Material Agreement. In such event, Sellers shall cooperate with Buyer and use commercially reasonable efforts to provide for Buyer all benefits to which Sellers are entitled under such Material Agreement; provided however, that as to any Assigned Agreement set forth on Schedule 3.11, the assignment of which by its terms requires the prior written consent of any third party thereto, in the event such consent is not obtained within thirty (30) days following the Closing Date, Buyers shall have the right to refuse assignment of such Material Agreement under the following conditions: Buyers shall provide to Sellers within such thirty (30) day period written notice of any intention to refuse assignment and Sellers shall have ten (10) days from the date of such notice to obtain such consent. If such consent is not obtained within such ten (10) day period, Buyers may refuse such assignment.

6. Non-Compete and Non-Solicitation.

6.1 For a period of eighteen (18) months following the Closing Date, Sellers jointly and severally agree that none of them shall nor shall any of them permit any person or entity, directly or indirectly (alone or together with others) controlling, controlled by, affiliated with or related to any of the Sellers to, directly or indirectly (including through ownership, management, operation or control of any other person or entity, or participation in the ownership, management, operation or control of any other person or entity, or by being connected with or having any interest in, as a stockholder, agent, consultant or partner, any other person or entity):

(a) engage in the ownership, operation, control or management of radiation oncology facilities or otherwise engage in the provision of radiation oncology services (whether as a separate business or in conjunction with any business or practice) (a “Competing Business”) within ten (10) miles of any Facility (excluding the Franklin Facility) (the “Service Area”);

(b) have any interest, whether as owner, stockholder, member, partner, director, officer, employee, consultant or otherwise, in any Competing Business in the Service Area; provided, however, that the foregoing restriction shall not prevent any Seller from owning stock in any Competing Business listed on a national securities exchange or traded in the over-the-counter market; provided that such Seller does not own more than an aggregate of one percent (1%) of the stock of such entity; or

(c) directly or indirectly employ or retain or attempt to employ or retain or knowingly arrange or solicit to have any other person or entity employ or retain, as an employee, consultant or any person who heretofore (during the eighteen (18) month period ending on the Closing Date) has been employed or retained by any Seller in connection with any aspect of the Business; provided however, this Section 6.1(c) shall not apply to any employees of any Seller providing services at the Franklin Facility as of the Closing Date.

6.2 Each Seller acknowledges that the restrictive covenants contained herein have unique value to Buyers, the breach of which cannot be adequately compensated in an action of law. Each Seller further agrees that, in the event of the breach of the restrictive covenants contained herein, Buyers shall be entitled to obtain appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining any Seller from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, Buyers shall be entitled to a temporary restraining order and a preliminary injunction. The prevailing party shall be entitled to reimbursement from the other party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such action or proceeding. No such remedy shall be construed to be the exclusive remedy of Buyers and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.

6.3 If any court of competent jurisdiction shall deem any of the restrictive covenants contained in this Section 6, or portion of any such covenants, too extensive or unenforceable, the other provisions of this Section 6 shall nevertheless stand and remain enforceable according to their terms. In such circumstance, the parties hereto expressly authorize the court to modify such covenants or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.

6.4 The provisions of this Section 6 shall survive the execution and delivery of this Agreement.

7. Indemnification.

7.1 Indemnification of Buyers Sellers hereby agree, jointly and severally, to indemnify and hold harmless Buyer and its respective officers, directors, members, employees, agents, representatives and affiliates from and against all claims, suits, obligations, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees (“Losses”), based upon, arising out of or resulting from:

(a) any breach of any of Sellers’ representations, warranties, covenants or agreements contained herein or in any Transaction Document or in any other agreement or document delivered to any Buyer pursuant hereto;

(b) any obligation, contract or liability of any Seller not constituting one of the Assumed Liabilities, including any obligation of any Seller with respect to the distribution of the proceeds of the sale of the Assets;

(c) any and all claims of any third party for alleged liabilities or obligations of any Seller related to or occurring during the period prior to the Closing, other than those specifically assumed by Buyers hereunder as Assumed Liabilities;

(d) any and all claims of any third party, including without limitation, any interest holder in any Seller, related to the distribution of all or any portion of the Purchase Price;

(e) any and all claims brought by any employee of any Seller relating to periods prior to the Closing; and

(f) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable attorneys’ fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity.

7.2 Indemnification of Sellers. Buyers and Radiation Therapy Services, Inc., a Florida corporation (“RTSI”), hereby agree, jointly and severally, to indemnify and hold harmless each Seller and their respective officers, directors, members, employees, agents, representatives and affiliates from and against all Losses based upon, arising out of or resulting from:

(a) any breach of any Buyer’s representations and RTSI’s representations contained in Section 7.5 below, and any of any Buyer’s, warranties, covenants or agreements contained herein or in any Transaction Document or in any other agreement or document delivered to any Seller pursuant hereto;

(b) any obligation, contract or liability constituting one of the Assumed Liabilities;

(c) any and all claims of any third party for alleged liabilities or obligations of the Buyer related to or occurring during the period after the Closing;

(d) any and all claims of third parties relating to RTSI’s disclosure of the transactions contemplated hereby arising under any applicable federal and state securities laws; and

(e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable attorneys’ fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity.

7.3 Notice and Opportunity to Defend. If any party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which any other party is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 7.1 or 7.2, the Indemnitee shall promptly, (and in any event within five business days after receiving notice of the claim) give the Indemnifying Party notice thereof; provided, however, that the failure to deliver such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement except to the extent the failure to deliver such notice prejudices the Indemnifying Party’s ability to defend such proceeding. The Indemnifying Party may compromise and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party’s counsel shall cooperate in the compromise of, or defense against, any such asserted liability; provided, however, that Indemnitee shall not compromise or settle any such matter without Indemnifying Party’s prior written consent. The Indemnitee, at its own expense, can choose to have its counsel participate in the defense of such asserted liability, provided, however, the Indemnifying Party’s counsel shall control such defense. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate to such defense.

7.4 Payment. The Indemnifying Party shall pay the Indemnitee the amount of established claims for indemnification within thirty (30) days after the establishment thereof (the “Due Date”). Any amounts not paid by the Indemnifying Party when due under this Section 7.4 shall bear interest from the Due Date thereof until the date paid at a rate equal to three (3) points above the interest announced from time to time by Citibank, N.A. as its prime or base rate of interest.

7.5 RTSI Status and Authority. RTSI is a corporation organized, validly existing and in good standing under the laws of the State of Florida. RTSI’s execution and delivery of this Agreement for purposes of Section 7 have been duly authorized by all necessary actions and proceedings. The provisions of Section 7 are valid and legally binding upon RTSI and are enforceable against RTSI in accordance with their terms. RTSI has all requisite power and authority to provide the indemnifications contemplated by Section 7.

7.6 Limits on Indemnification Obligations.

(a) Notwithstanding the provisions of Sections 7.1, Sellers shall not be required to indemnify or hold harmless Buyers with respect to any Buyer Losses under

Section 7.1 unless the aggregate liability of Buyer in respect of any Buyer Losses under Section 7.1 exceeds $100,000 (the “Threshold Amount”). Once the Threshold Amount has been exceeded, Buyer Losses shall be calculated based on the amount of all Buyer Losses from the first dollar of Buyer Losses.

(b) Notwithstanding the provisions of Sections 7.2, Buyers shall not be required to indemnify or hold harmless any Seller with respect to any Seller Losses under Section 7.2 unless the aggregate liability of any Seller in respect of any Seller Losses under Section 7.2 exceeds the Threshold Amount. Once the Threshold Amount has been exceeded, Seller Losses shall be calculated based on the amount of Seller Losses from the first dollar of Seller Losses.

(c) Notwithstanding any provision contained herein to the contrary, the aggregate liability of Sellers shall be limited to $1,000,000.

(d) Notwithstanding any provisions contained herein to the contrary, the aggregate liability of Buyers and RTSI shall be limited to $1,000,000.

(e) Notwithstanding any provision contained herein to the contrary, the limitations set forth in Sections 7.6(a) through and including Section 7.6(d) shall not apply to Seller Losses or Buyer Losses by reason of any claims brought on the basis of knowing or willful misconduct or intention to deceive.

(f) Sellers hereby agree and acknowledge that the Buyers may from time to time set-off amounts owing in respect of Buyer Losses against the amount held by the Escrow Agent from time to time, all in accordance with the terms and conditions set forth in the Escrow Agreement.

(g) Buyers and Sellers agree and acknowledge that the foregoing indemnification provisions in this Section 7 shall be the sole and exclusive remedy with respect to the transactions, covenants, representations and warranties in or contemplated by this Agreement and the Transaction Documents (except as set forth in Section 8.2 as it relates to breaches of Section 8.1).

8. Disclosure of Information.

8.1 Confidential Information. Each of the parties hereto recognizes and acknowledges that (i) the transaction contemplated hereby (including the terms and existence of this Agreement are highly confidential matters and (ii) during the course of negotiations in connection with the transaction contemplated hereby each party will grant access to, certain plans, systems, methods, designs, procedures, books and records relating to operations, personnel and practices, as well as records, documents and information concerning business activities, practices, procedures and other confidential information of the other party (all of the foregoing, collectively, the “Confidential Information”), all of which constitute and will constitute valuable, special and unique assets of such party’s business. Each party hereto shall treat Confidential Information as confidential, shall make all reasonable efforts to preserve its confidentiality, and shall not duplicate or disclose such Confidential Information, except in connection with the transaction contemplated hereby to advisors, attorneys, accountants, bankers, investment bankers, consultants and affiliates as Buyer, in its reasonable discretion, shall deem necessary and which parties shall agree to be bound by an obligation of confidentiality at least as restrictive as set forth herein (the foregoing parties being referred to herein as “Designated Representatives”). Except for such disclosure to Designated Representatives as may be necessary or appropriate and such public or other disclosures as may be required by court order or any state or federal law or regulation to which a party is subject or in order to defend litigation (in which case the disclosing party shall provide the other party with notice and a copy of the required disclosure a reasonable period of time in advance of such disclosure), the parties agree to use all reasonable efforts to maintain in confidence the existence and terms of this letter and the Transaction and no party shall issue any press release or public statement without the prior written consent of the other party.

8.2 Injunctive Relief. The parties hereto acknowledge that the restrictions contained in Section 8.1, in view of the nature of the business in which the other parties are engaged, are reasonable and necessary in order to protect the respective legitimate interests of such other parties, and that any material violation thereof could result in irreparable injuries to such other party. Each therefore acknowledges that, in the event of a breach or threatened breach of the provisions of this Section 10, the other party shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining the breaching party from disclosing any such records, documents or information to any person, firm, corporation, association or other entity whatsoever or from using any thereof in any manner whatsoever.

8.3 Other Remedies. Nothing contained in this Section 8 shall be construed as prohibiting any Party hereto from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

9. Post-Closing Access to Information. Sellers and Buyer each acknowledge that, subsequent to Closing, each may need access to the Assets, the Facilities and to information, books and records, documents or computer data in the control or possession of the other for purposes of concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, review by Buyer’s lenders and the prosecution or defense of third party claims. Accordingly, Buyer and Sellers each agree that each will make available to the other and its agents, independent auditors and/or governmental entities such documents and information as may be available relating to the Assets, Seller’s operations of the Facilities in respect of periods prior to Closing and will permit the other to make copies of such documents and information at the requesting party’s expense. Sellers further agree that (i) upon reasonable request, they shall participate in connection with any audit or review of such documents and information and (ii) such documents and information shall be accurate and complete and provided to Buyer or its designees in a manner sufficient to conduct a thorough and efficient audit or review.

10. Survival.

(a) The parties hereto agree that the representations and warranties of Sellers contained in Sections 3.3, 3.4, 3.9, 3.11 and 3.17 of this Agreement shall survive the Closing (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of six (6) months thereafter. The parties hereto agree that the representations and warranties of Sellers contained in Sections 3.5 through and including 3.8, Section 3.10, Sections 3.12 through and including 3.16, and Section 3.20 of this Agreement shall survive the Closing (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of twelve (12) months thereafter. All of the other representations and warranties of the Sellers contained in this Agreement shall survive the Closing (unless the damaged party knew or had reason to know of any misrepresentation of breach of warranty at the time of Closing) and continue for the applicable statute of limitations period governing the respective matters set forth therein.

(b) Except as otherwise expressly set forth herein, each of the covenants set forth in this Agreement and the indemnification obligations of the parties set forth in this Agreement shall survive the Closing for the applicable statute of limitations period governing the respective matters set forth therein.

11. Further Assurances.

(a) Each of the parties hereto shall, at the request of the other party, furnish, execute and deliver such documents, instruments, certificates, notices and further assurances as counsel for the requesting party shall reasonably deem necessary or desirable to effect complete consummation of this Agreement and the consummation of each of the Transaction Documents and to carry out the transactions contemplated hereunder and thereunder, or in connection with the preparation and filing of reports required or requested by governmental agencies or other regulatory bodies and reconcile and pay, to the extent due, any amounts due and owing the other party related to prepaid expenses, as set forth in Section 1.1a(vii).

(b) At Buyer’s request and upon reasonable notice, each Seller shall provide Buyer with access to all books and records related to the Business for purposes of review by any governmental authority having jurisdiction over Buyer, including without limitation, the Securities and Exchange Commission.

(c) Buyers agree and acknowledge that they shall use best efforts to (i) retain all records and correspondence of Sellers acquired hereunder for a period of six (6) years commencing on the Closing Date, (ii) at Sellers’ reasonable request during normal business hours, timely respond and grant access to Sellers for purposes of obtaining information no longer in Sellers’ possession that a Seller reasonably believes may be in Buyer’s possession as a result of the transactions contemplated hereby and (iii) permit Sellers, at Sellers’ expense to make and retain copies of such documentation and information. In no event shall any Buyer be required to retain the records and correspondence referred to in this Section 11(c) in the event such retention results in any Buyer incurring an expense not in the ordinary course of any Buyer’s business.

12. Miscellaneous.

12.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and shall be deemed given when so delivered personally or by facsimile, or if mailed, five (5) days after the date of mailing as follows:

If to any Seller:	Dolphin Medical Inc.
300 Seaboard Lane, Suite 5
Franklin, Tennessee 37067
Attention: Mark G. Cherney

With a copy to:	Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: W. Kenneth Davis, Jr., Esq.

If to Buyer to:	c/o Radiation Therapy Services, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Daniel Dosoretz, M.D.
President and Chief Executive Officer

With a copy to:	Garfunkel, Wild & Travis, P.C.
111 Great Neck Road, Suite 503
Great Neck, New York 11021
Attention: Norton L. Travis, Esq.

12.2 Entire Agreement. This Agreement and each of the Transaction Documents (including the Exhibits and Schedules hereto and thereto) contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.

12.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

12.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

12.5 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

12.6 Savings Clause. If any provision of this Agreement, or the application of any provision hereof to any person or circumstances, is held to be legally invalid, inoperative or unenforceable, then the remainder of this Agreement shall not be affected unless the invalid provision substantially impairs the benefit of the remaining portions of this Agreement to all of the parties.

12.7 Exhibits and Schedules. The exhibits and schedules to this Agreement are incorporated hereby as a part of this Agreement as fully as if set forth in full herein.

12.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.9 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by (x) any Seller without the prior written consent of the Buyer, or (y) the Buyer without the prior written consent of Sellers; provided, however, that the Buyer shall have the right, without the consent of Sellers, to assign all or any portion of its rights, duties and obligations under this Agreement and under any Transaction Document to any affiliate of the Buyer.

12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DOLPHIN MEDICAL INC.

By:	/s/ Mark G. Cherney
Name:	Mark G. Cherney
Title:	President & CEO

DOLPHIN MEDICAL OF SCOTTSDALE LLC

By:	Dolphin Medical, Inc.
Its:	Managing Member

By:
Name:	Mark G. Cherney
Title:	President & CEO

THE ONCOLOGY CENTER AT RIVERSIDE, LLC

By:	Dolphin Medical, Inc.
Its:	Managing Member

By:	/s/ Mark G. Cherney
Name:	Mark G. Cherney
Title:	President & CEO

GREENBELT CANCER CENTER LLC

By:	Dolphin Medical, Inc.
Its:	Managing Member

By:	/s/ Mark G. Cherney
Name:	Mark G. Cherney
Title:	President & CEO

THE VALLEY CANCER CENTER OF HOLYOKE, LLC

By:	Dolphin Medical, Inc.
Its:	Managing Member

By:	/s/ Mark G. Cherney
Name:	Mark G. Cherney
Title:	President & CEO

ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.

By:
Name:	Daniel E. Dosoretz
Title:	President

MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.

By:
Name:	Daniel E. Dosoretz
Title:	President

NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.

By:
Name:	Daniel E. Dosoretz
Title:	President

For purposes of Section 7 only:

RADIATION THERAPY SERVICES, INC.

By:
Name:	Daniel E. Dosoretz
Title:	President

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (the “Agreement”), is made and entered into as of the      day of May, 2005, by and between Arizona Radiation Therapy Management Services, Inc., an Arizona corporation (the “Manager”) and Dolphin Medical of Scottsdale, LLC, an Arizona limited liability company (the “Operator”).

RECITALS

1. The Operator is engaged in the business of providing radiation therapy and related services (the “Business”). Pursuant to that certain Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), the Operator sold Manager certain assets related to the Business (the “Assets”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed to terms in the Purchase Agreement.

2. Manager is engaged in the business of managing radiation therapy businesses, and Operator desires to retain Manager to manage the Business for the term, and pursuant to the terms and conditions, specified in this Management Agreement.

3. Manager has applied, in its own name, for various licenses, permits and approvals necessary to authorize Manager to own and operate the Business and the Assets in the State of Arizona, including without limitation, an Application for a Health Care Institution License (the “License”), which application was submitted to the Arizona Department of Health Services, Division of Licensing Services on May 16, 2005. The parties to this Agreement intend that the Lease Agreement and this Agreement will terminate upon Manager’s written notice to Operator, after Manager’s receipt of the License, and that Manager will own and operate the Business in its own name, after its receipt of the License.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

1. Engagement. Operator hereby engages Manager and grants to Manager the sole and exclusive right to manage the Business in the name of Operator, in accordance with the terms and conditions set forth herein. Manager accepts this engagement and agrees to perform its duties hereunder in accordance with the terms and conditions set forth herein.

2. Term.

2.1 The term of this Agreement shall commence as of the date hereof (the “Effective Date”) and shall expire on the earlier of (x) the effective date of Manager’s written notice to the Operator that Manager has received the License and is fully authorized by the State of Arizona to operate the Business in its own name (the “Arizona Authorization”) or (y) August 15, 2005. In the event: (i) the Manager has promptly and diligently pursued the Arizona Authorization but has not obtained the Arizona Authorization by August 15, 2005 and (ii) Manager provides evidence to the Operator (in form and substance reasonably satisfactory to the Operator) that the Manager can reasonably be expected to obtain the Arizona Authorization by September 15, 2005, then the Manager shall have the right to extend the term of this Agreement until September 15, 2005.

2.2 Manager may terminate this Agreement with respect to all or any part of the Business and Assets of the Operator at any time, and from time-to-time, by giving notice of such termination to the Operator.

2.3 This Agreement may be terminated at any time upon the mutual, written consent of the parties.

3. Manager’s Authority and Responsibilities. Manager has plenary authority to supervise and manage the day-to-day operation of the Business, in the name of the Operator. Without limiting the generality of the foregoing, Manager has the following specific authority and responsibilities:

3.1 Employment Matters. Manager is authorized, in its sole discretion, to recruit and hire all staff who are necessary or appropriate for the operation of the Business, at compensation levels (including benefits) that are determined by Manager, in its sole discretion. Manager shall pay the wages, payroll taxes, or other expenses of employment of the persons whom Manager employs in connection with the operation of the Business.

3.2 Operational Matters. Manager is authorized, in its sole discretion (a) to develop, modify, staff, coordinate, administer, and schedule all services and programs of the Business, (b) to develop and implement policies and procedures related to the operation of the Business, (c) to develop, adopt, and revise strategic plans for the Business, (d) to purchase such supplies, equipment, furniture, furnishings, and other items as may be needed from time to time for the maintenance and operation of the Business, (e) to arrange for and supervise regular maintenance and repair of the Assets, (f) to review, adopt, and modify forms regarding the provision of services by the Business, (g) to develop and implement advertising and promotional programs and materials with respect to the Business, and (h) to negotiate and execute, in the Operator’s name or in Manager’s name, such contracts as Manager deems necessary or appropriate for the operation of the Business, including contracts with affiliates of Manager.

3.3 Financial and Accounting Matters.

3.3.1. Operator shall maintain, at a bank or banks designated by Operator, one or more bank accounts for the Business, which shall be held in Operator’s name (the “Operating Accounts”) until termination or expiration of this Agreement at which time Operator will assign all rights to and interest in the Operating Accounts to Manager. Until such assignment, the sole authorized signatories to the Operating Accounts shall be persons designated by Operator in its sole discretion. Operator shall deposit or cause to be deposited in the Operating Accounts all funds received from the operation of the Business and shall periodically, and in no event less than once every ten (10) business days, segregate and pay to Manager (as management fees in accordance with Section 5) all revenue generated by the Business from and after the Effective Date.

3.3.2. Every ten (10) business days during the term of this Agreement, Operator shall deliver to Manager a written report, which report shall include (i) a detailed

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summary of all funds received by Operator during such period, together with a corresponding explanation of the date and type of services to which such funds relate and (ii) a detailed summary of all charges posted and billed.

3.3.3. Manager shall (a) pay or cause to be paid (but not from the Operating Accounts) all costs and expenses incurred in operating the Business, including without limitation, accounts payable, employee payrolls, employment taxes, real property taxes, insurance payments, mortgage debt service payments, and other operating and capital expenditures (only to the extent such obligations relate to periods from and after the Effective Date and provided that Manager shall not be entitled to make any such payments from the Operating Accounts), (b) maintain, safeguard, and control access to the financial books and records of the Business, (c) establish all fees for the Business’s services, (d) supervise the Operator’s billing and collection procedures and the maintenance of related records and (e) select and retain such accountants and consultants as Manager deems necessary or appropriate, in connection with financial and accounting matters involving the Business.

3.4 Billing and Collection. During the term of this Agreement, Operator shall bill, in the Operator’s name and under Operator’s billing or provider numbers, for all services of the Business provided prior to the termination of this Agreement.

3.5 Legal Matters. Manager is authorized (a) to apply for such licenses and other approvals as are required for the operation of the Business; provided that Operator agrees to use its best efforts to assist Manager in applying for such licenses and approvals, (b) to select and retain attorneys in connection with legal matters involving the Business (concerning matters related to the Business conducted by Manager after the Effective Date), (c) to pursue appropriate legal proceedings, in Operator’s name, in order (i) to contest the validity or application of any law, ordinance, rule, regulation, order, or requirement of any governmental agency having jurisdiction over the Business conducted by Manager after the Effective Date, and (ii) to defend or settle any legal action brought against the Business or Manager (concerning matters related to the Business conducted by Manager after the Effective Date).

3.6 Insurance. Manager is authorized, in its sole discretion, to maintain such policies of insurance as Manager deems necessary or appropriate to insure the Business against risk of loss or injury and to pay the premiums and other costs related to such insurance from the Operating Accounts.

4. Authority and Responsibility of Operator.

4.1 Ultimate Responsibility. Consistent with but only to the extent required by applicable law, Operator shall retain ultimate legal responsibility for the operation of the Business.

4.2 Licensure, etc. Operator shall maintain its licenses, certifications, permits, approvals and other Governmental Approvals, as well as payment program agreements related to the Business, during the full term of this Agreement.

4.3 Liaison. Mark G. Cherney shall be Operator’s designated liaison with respect to all matters related to this Agreement and Nancy Wise shall be Manager’s designated

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liaison with respect to all matters related to this Agreement. Each of Mr. Cherney and Ms. Wise shall be reasonably available to one another for the purpose of resolving all issues and facilitating, implementing and effectuating the purposes of this Management Agreement. Neither Mr. Cherney nor Ms. Wise shall be subject to personal liability a result of their status as liaisons hereunder.

4.4 Cooperation. Operator shall cooperate with Manager and, upon reasonable request by Manager, shall furnish Manager with information in Operator’s possession and control required by Manager for the performance of Manager’s services hereunder, other than proprietary or privileged information. Operator shall provide to Manager, if and when received by Operator, copies of all reports, filings, and communications from governmental authorities or agencies having jurisdiction over the Business, other than proprietary or privileged information. Operator will permit Manager to examine and copy any records and data in the possession and control of Operator affecting the management or operation of the Business, other than proprietary or privileged information. Notwithstanding the foregoing, nothing herein shall be interpreted to modify Operator’s obligations under the Purchase Agreement or to waive any rights or privileges with respect thereto.

4.5 Documents. Operator shall examine documents submitted to it by Manager concerning the Business and will promptly respond to Manager’s inquiries pertaining thereto. Operator shall promptly execute and deliver such applications and other documents as are reasonably requested by Manager and required to be executed by Operator in connection with the Business (including without limitation applications for renewal of licenses and such other Governmental Approvals for Manager to continue to manage the Business during the term of this Management Agreement; renewals of provider contracts and utilities agreements that must be maintained in Operator’s name; and such documents as are necessary to maintain the licenses, certifications and other Governmental Approvals for the Business), provided that Operator will not be required to incur any expense in connection with such documents, unless otherwise required by the Purchase Agreement.

4.6 Compliance with Laws. Notwithstanding anything to the contrary in this Management Agreement, Operator shall comply with all federal, state, and local laws, rules, regulations, and requirements applicable to Operator to the extent that compliance is not within the control of Manager. Notwithstanding anything to the contrary in this Management Agreement, Manager shall comply in the performance of its responsibilities with all federal, state, and local laws, rules, regulations and requirements, and will operate the Business in compliance with all federal, state and local laws, rules, regulations, and requirements applicable to the Business.

4.7 Financial Responsibility. All costs of operating the Business, including any taxes, any employee related costs, and any costs of maintenance of Operator’s licenses shall be paid by Manager and paid out of the Operating Accounts, and Operator shall have no liability for such costs.

5. Management Fee. As compensation for the services to be rendered by Manager during the term of this Management Agreement, Manager shall be entitled to a management fee equal to all revenue generated by the Business from and after the Effective Date (to the extent

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such revenue relates to services provided in connection with the Business from and after the Effective Date). The intent of this Section 5 is that Manager shall be entitled to receive all of the profits and will bear all of the losses from the operation of the Business from and after the Effective Date.

6. Operating Fee. As compensation for certain services to be rendered by Operator in connection herewith, Operator shall be entitled to an operating fee as follows:

6.1 in the event Manager receives the Arizona Authorization on or before July 15, 2005, Manager shall pay Operator $2,500 (the “First Payment”);

6.2 in the event Manager does not receive the Arizona Authorization on or before July 15 but receives it between July 16 and August 15, Manager shall pay Operator $5,000 (the “Second Payment”), which amount shall be in addition to the First Payment; and

6.3 (iii) in the event Manager does not receive the Arizona Authorization until after August 15, Manager shall pay Operator $10,000 which amount shall be in addition to the First Payment and Second Payment.

7. Security Interest. Operator hereby pledges and grants to Manager a security interest in all accounts, accounts receivable (excluding accounts receivable related to the operation of the Business prior to the Effective Date), monies, and debt obligations in any form owing to Operator (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper) arising out of the rendition of services by the Business from and after the Effective Date whether or not earned by performance or billed, and including, without limitation, health-care-insurance receivables, whether now existing or hereafter arising, as security for the payment of compensation due to the Manager under the terms of this Agreement. During the term of this Agreement and for so long thereafter as is necessary to effectuate the terms of this Agreement, Operator hereby irrevocably appoints Manager as its true and lawful attorney-in-fact for the billing, collection, and processing of all claims for reimbursement for services performed by the Business from and after the Effective Date and Operator hereby grants, authorizes, and allows Manager to bill and collect for such services under the Operator’s name and provider number. Such power being coupled with an interest is irrevocable. All such reimbursements shall be the property of Manager whether paid directly to Manager or Operator and Operator authorizes Manager to endorse its name on any and all instruments, documents, notes, drafts, checks, and other forms of payment, in order to carry out the provisions of this Management Agreement.

8. Economic Risk. Subject to the indemnification provisions of the Purchase Agreement, the parties intend that Manager receive all economic benefits from, and be responsible for all risks and economic burdens relating to, the operation of the Business from and after the Effective Date. Manager agrees to pay, on behalf of the Operator, when and as due, all debts, liabilities, costs, and expenses related to the ownership, management, or operation of the Business after the Effective Date, including federal, state, and local taxes (but excluding any federal or state income taxes of Operators). Manager shall not be entitled to any reimbursement from Operator for such costs and expenses or for any losses incurred by the Business after the Effective Date, to the extent such losses do not relate to periods prior to the Effective Date. The parties expressly agree and acknowledge that Operator shall remain responsible for all losses incurred by the Business prior to the Effective Date.

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9. Indemnification.

9.1 Manager shall indemnify and hold Operator harmless against any “Liabilities” (as hereinafter defined) to the extent that such Liabilities relate to the ownership or operation of the Business after the Effective Date. For purposes hereof, the term “Liability” means any liability, loss, obligation, damages, claim, penalty, fine, cost, or expense (including, but not limited to, the amount of any settlement and all reasonable legal and other professional fees and other expenses incurred in connection with the investigation, preparation, prosecution or defense of any legal proceeding or demand), whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

9.2 Operator shall indemnify and hold Manager harmless against any Liabilities to the extent that such Liabilities relate solely to the ownership or operation of the Business prior to the Effective Date.

10. Miscellaneous.

10.1 No Third-Party Beneficiaries. This Management Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

10.2 Entire Agreement. This Agreement, the Purchase Agreement, and the instruments delivered as a part of and/or otherwise in connection with the Purchase Agreement constitute the entire agreement among the parties concerning the subject matter of this Agreement and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, concerning such subject matter.

10.3 Conflicts with Purchase Agreement. To the extent any term or condition of this Agreement conflicts with any term or condition of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Manager may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases Manager nonetheless shall remain responsible for the performance of all of its obligations hereunder).

10.5 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and

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shall be deemed given when so delivered personally or by facsimile, or if mailed, five (5) days after the date of mailing as follows:

If to any Seller:	Dolphin Medical Inc. 300 Seaboard Lane, Suite 5 Franklin, Tennessee 37067 Attention: Mark G. Cherney

With a copy to:	Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60611 Attention: W. Kenneth Davis, Jr., Esq.

If to Buyer to:	c/o Radiation Therapy Services, Inc. 2234 Colonial Boulevard Fort Myers, Florida 33907 Attention: Daniel Dosoretz, M.D. President and Chief Executive Officer

With a copy to:	Garfunkel, Wild & Travis, P.C. 111 Great Neck Road, Suite 503 Great Neck, New York 11021 Attention: Norton L. Travis, Esq.

10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona without regard to its conflicts of law principles.

10.7 Amendments and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Operator and Manager. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.9 Expenses. The Operator and the Manager will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” means including without limitation.

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10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Manager and the Operator have executed this Agreement on the date first above written.

ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.

By:
Name:	Daniel E. Dosoretz
Title:	President

DOLPHIN MEDICAL OF SCOTTSDALE, LLC

By:	Dolphin Medical, Inc.
Its:	Managing Member

By:
Name:	Mark G. Cherney
Title:	President & CEO

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